CURO Group Holdings Corp Announces Second Quarter 2018 Financial Results

Wichita, Kansas--July 30, 2018-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced its financial results for its second quarter ended June 30, 2018.

“CURO continued its strong growth momentum in the second quarter of 2018” said Don Gayhardt, President and Chief Executive Officer. “We are pleased to announce year-over-year loan growth of 26.9% and sequential loan growth of 14.1%, adjusted earnings growth in the first half of 2018 of 18.9%, and the execution of a milestone bank partner agreement that allows us to expand our lending footprint in the U.S. Our momentum, improvement in credit metrics and solid loan growth has further bolstered our confidence in our full year earnings guidance,” Gayhardt concluded.

Consolidated Summary Results

	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	6/30/2018	6/30/2017	Variance	6/30/2018	6/30/2017	Variance
Revenue	$248,983	$216,944	14.8%	$510,741	$441,524	15.7%
Gross Margin	80,412	82,002	(1.9)%	189,657	176,907	7.2%
Gross Loans Receivable	444,627	350,362	26.9%	444,627	350,362	26.9%
Net Income	15,975	16,342	(2.2)%	39,267	32,980	19.1%
Adjusted Net Income (1)	18,102	18,685	(3.1)%	53,703	45,162	18.9%
Diluted Earnings per Share	$0.33	$0.42	(21.4)%	$0.82	$0.85	(3.5)%
Adjusted Diluted Earnings per Share (1)	$0.38	$0.48	(20.8)%	$1.13	$1.16	(2.6)%
EBITDA (1)	46,355	50,121	(7.5)%	108,124	104,229	3.7%
Adjusted EBITDA (1)	48,621	53,196	(8.6)%	123,836	121,828	1.6%
Weighted Average Shares - diluted	47,996	38,987		47,757	38,983
(1) Non-GAAP Metric; see Results of Operations section for reconciliation to nearest GAAP metric
Second quarter 2018 highlights include:

•	Second quarter Revenue of $249.0 million, an increase of 14.8% over the prior year period

•	Year-over-year loan growth of 26.9% and 14.1% sequential loan growth from first quarter of 2018

•
Gross margin and earnings declined year-over-year due to changes to our loan loss recognition methodology (our previously disclosed Q1 Loss Recognition Change) that affected the prior year period. The change had the effect of reducing loan loss provisioning for installment loans well below normalized levels for the second quarter of 2017.

•
Notwithstanding the effects of accounting methodology changes in 2017 on provision comparisons, credit quality improved meaningfully. First-pay default rates (FPDs) improved year-over-year for all Installment and Open-End products in the U.S. and Canada and were stable for Single-Pay. Net charge-off rates for our largest portfolio, Company Owned Unsecured Installment, improved 488 basis points sequentially from last quarter.

•	Executed agreement with MetaBank® to provide consumers within the United States an innovative and flexible line of credit product

•	Completed a successful secondary offering for existing stockholders of over 5.5 million shares of common stock at $23 per share

Year-to-date 2018 highlights include:

•	Year-to-date Revenue of $510.7 million, an increase of 15.7% over the prior year period

•	Year-to-date GAAP Net Income of $39.3 million, an increase of 19.1%

•	Year-to-date Adjusted Net Income of $53.7 million, an increase of 18.9%

•	26.9% loan growth

•	Completed a successful secondary offering for existing stockholders of over 5.5 million shares of common stock at $23 per share

Fiscal 2018 Outlook

We affirm our full-year 2018 adjusted earnings guidance, a non-GAAP measure that excludes the $11.7 million of debt extinguishment costs from the retirement of $77.5 million of the 12.00% Senior Secured Notes due 2022 and stock-based compensation. Our solid results for the first half of 2018 and above-expectation loan growth has further bolstered our confidence in our guidance. Our full-year 2018 guidance is as follows:

•	Revenue in the range of $1.025 billion to $1.080 billion

•	Adjusted Net Income in the range of $110 million to $116 million

•	Adjusted EBITDA in the range of $245 million to $255 million

•	Estimated tax rate of 25% to 27% for the full year

•	Adjusted Diluted Earnings per Share of $2.25 to $2.40

Consolidated Revenue Summary
Three Months Ended June 30, 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Three Months Ended
	June 30, 2018				June 30, 2017
(in thousands)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$111,244	$3,692	$8,537	$123,473	$94,897	$4,223	$6,029	$105,149
Secured Installment	25,777	—	—	25,777	23,173	—	—	23,173
Open-End	23,261	3,961	—	27,222	15,805	—	—	15,805
Single-Pay	24,978	33,347	3,277	61,602	24,881	34,947	3,413	63,241
Ancillary	4,866	6,043	—	10,909	5,008	4,425	143	9,576
Total revenue	$190,126	$47,043	$11,814	$248,983	$163,764	$43,595	$9,585	$216,944

During the three months ended June 30, 2018, total lending revenue (excluding revenues from ancillary products) grew $30.7 million, or 14.8%, to $238.1 million, compared to the prior year period, predominantly driven by growth in Installment and Open-End loans. Geographically, revenue in the U.S., Canada and the U.K. grew 16.1%, 7.9%, and 23.3%, respectively. From a product perspective, Unsecured Installment revenues rose 17.4% and Secured Installment revenues rose 11.2% driven by related loan growth. Single-Pay revenues were affected primarily by regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) and continued product shift from Single-Pay to Installment and Open-End loans in all countries. Open-End revenues rose 72.2% on organic growth in the U.S. and the introduction of Open-End products in Virginia and Canada. Open-End adoption in Canada accelerated this quarter as related loan balances grew $34.3 million sequentially from the first quarter. Even with the accelerated Open-End growth, Single-Pay balances in Canada only shrank sequentially by $1.4 million. Ancillary revenues increased 13.9% versus the same quarter a year ago primarily due to non-lending revenue in Canada.
Six Months Ended June 30, 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Six Months Ended
	June 30, 2018				June 30, 2017
(in thousands)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$231,720	$8,595	$16,104	$256,419	$195,651	$7,643	$11,286	$214,580
Secured Installment	52,633	—	—	52,633	46,842	—	—	46,842
Open-End	49,095	5,350	—	54,445	33,712	—	—	33,712
Single-Pay	51,043	67,639	6,625	125,307	51,208	69,126	6,697	127,031
Ancillary	10,228	11,709	—	21,937	10,673	8,392	294	19,359
Total revenue	$394,719	$93,293	$22,729	$510,741	$338,086	$85,161	$18,277	$441,524

During the six months ended June 30, 2018, total lending revenue (excluding revenues from ancillary products) grew $66.6 million, or 15.8%, to $488.8 million, compared to the prior year period, predominantly driven by growth in Installment loans in all three countries and Open-End loans in the U.S. and Canada. Geographically, revenue in the U.S., Canada and U.K. grew 16.8%, 9.5%, and 24.4%, respectively. From a product perspective, Unsecured Installment revenues rose 19.5% and Secured Installment revenues rose 12.4% because of loan growth. Single-Pay revenues and combined loans receivable were affected primarily by regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) and continued product shift from Single-Pay to Installment and Open-End loans in all countries. Open-End revenues rose 61.5% on organic growth in the U.S. and the introduction of Open-

End products in Virginia and Canada. Earning assets for our Open-End product in Canada, which we began offering in the fourth quarter of 2017, was $47.3 million as of June 30, 2018. Ancillary revenues increased 13.3% versus the same period a year ago primarily due to non-lending revenue in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Installment	59.9%	59.1%	60.5%	59.2%
Canada Single-Pay	13.4%	16.1%	13.2%	15.7%
U.S. Single-Pay	10.0%	11.5%	10.0%	11.6%
U.K. Single-Pay	1.3%	1.6%	1.3%	1.5%
Open-End	10.9%	7.3%	10.7%	7.6%
Ancillary	4.5%	4.4%	4.3%	4.4%
Total	100.0%	100.0%	100.0%	100.0%
For both the three and six months ended June 30, 2018 and 2017, revenue generated through the online channel was 43% and 36%, respectively, of consolidated revenue.
Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP balance sheet measure, and reconciles it to gross combined loans receivable, a non-GAAP measure including loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender:

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Company Owned gross loans receivable	$444.6	$389.8	$432.8	$393.4	$350.3
Gross loans receivable Guaranteed by the Company	69.2	57.1	78.8	71.2	62.1
Gross combined loans receivable	$513.8	$446.9	$511.6	$464.6	$412.4

Gross combined loans receivable by product are presented below:

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Unsecured Installment	$179.4	$171.4	$196.3	$181.8	$156.0
Secured Installment	84.6	79.8	89.2	85.0	76.3
Single-Pay	89.6	87.1	99.4	94.5	91.2
Open-End	91.0	51.5	47.9	32.1	26.8
CSO	69.2	57.1	78.8	71.2	62.1
Total	$513.8	$446.9	$511.6	$464.6	$412.4

Gross combined loans receivable increased $101.4 million, or 24.6%, to $513.8 million as of June 30, 2018 compared to $412.4 million as of June 30, 2017. Geographically, gross combined loans receivable grew 23.6%, 33.8% and 36.0%, respectively, in the U.S., Canada and U.K.

Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior year quarter due to growth in the United States, primarily in California, and growth in the United Kingdom. Gross combined Unsecured Installment loan balances grew $31.4 million, or 14.6%, compared to June 30, 2017, but the comparisons are affected by mix shift in Canada from Installment to Open-End. As expected, Canadian Installment loan balances declined by $19.4 million while Open-End balances in Canada grew by $51.3 million year-over-year.
Because of the aforementioned effects of the Q1 Loss Recognition Change on the first half of 2017, we utilize sequential trends in analyzing net charge-off rates and allowance levels. Net charge-off rates for Company Owned Unsecured Installment loans improved 488 basis points sequentially compared to the first quarter of 2018. Similarly, net charge-off rates for Unsecured Installment loans Guaranteed by the Company improved nearly 2,000 basis points versus last quarter. FPDs reflect the number of payments made by customers compared to the number of payments scheduled to be paid during a period. First-pay default metrics cited in this release are calculated based on originations from January through May of 2017 and 2018. FPDs for Company Owned Unsecured Installment loans were stable overall to the same periods last year but improved for California which is the largest portion of the portfolio. FPDs for Unsecured Installment loans Guaranteed by the Company improved by an average of nearly 140 basis points, or 8%. The improvement in net charge off rates, FPDs and the related underlying improvement in cumulative loss development trends in open vintages resulted in lower required allowance coverage for Unsecured installment, primarily due to: (i) loan growth proportionally being driven by the extension of more credit to our best customers, (ii) tightening of credit scoring and approval rates during first quarter’s U.S. income tax refund season and (iii) continuing improvement in scoring models.

	2018		2017
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Unsecured Installment loans:
Revenue - Company Owned	$63,404	$66,004	$67,800	$61,653	$52,550
Provision for losses - Company Owned	27,434	27,477	29,917	29,079	17,845
Net revenue - Company Owned	$35,970	$38,527	$37,883	$32,574	$34,705
Net charge-offs - Company Owned	$29,734	$33,410	$32,894	$23,858	$18,858
Revenue - Guaranteed by the Company	$60,069	$66,942	$69,078	$67,132	$52,599
Provision for losses - Guaranteed by the Company	26,974	23,556	32,915	36,212	23,575
Net revenue - Guaranteed by the Company	$33,095	$43,386	$36,163	$30,920	$29,024
Net charge-offs - Guaranteed by the Company	$25,667	$30,743	$31,898	$34,904	$27,309
Unsecured Installment gross combined loans receivable:
Company Owned	$179,414	$171,432	$196,306	$181,831	$156,075
Guaranteed by the Company(1)(2)	66,351	54,332	75,156	67,438	58,289
Unsecured Installment gross combined loans receivable(1)(2)	$245,765	$225,764	$271,462	$249,269	$214,364

Unsecured Installment Allowance for loan losses(3)	$35,277	$37,916	$43,755	$46,938	$41,406
Unsecured Installment CSO guarantee liability(3)	$11,193	$9,886	$17,072	$16,056	$14,748
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	19.7%	22.1%	22.3%	25.8%	26.5%
Unsecured Installment CSO guarantee liability as a percentage of Unsecured Installment gross loans guaranteed by the Company	16.9%	18.2%	22.7%	23.8%	25.3%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$40,272	$39,273	$44,963	$41,353	$33,534
Unsecured Installment gross loans guaranteed by the Company	$10,319	$8,410	$12,480	$10,462	$8,204
Past-due Unsecured Installment gross loans receivable -- percentage (2)	22.4%	22.9%	22.9%	22.7%	21.5%
Past-due Unsecured Installment gross loans guaranteed by the Company percentage(2)	15.6%	15.5%	16.6%	15.5%	14.1%
Unsecured Installment other information:
Originations - Company Owned	$128,146	$99,418	$135,284	$137,618	$119,636
Originations - Guaranteed by the Company(1)	$84,082	$60,593	$82,326	$83,680	$68,338
Unsecured Installment ratios:
Provision as a percentage of originations - Company Owned	21.4%	27.6%	22.1%	21.1%	14.9%
Provision as a percentage of gross loans receivable - Company Owned	15.3%	16.0%	15.2%	16.0%	11.4%
Provision as a percentage of originations - Guaranteed by the Company	32.1%	38.9%	40.0%	43.3%	34.5%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	40.7%	43.4%	43.8%	53.7%	40.4%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(2) Non-GAAP measure.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment gross combined loans receivable balances as of June 30, 2018 increased by $7.4 million, or 9.2%, compared to June 30, 2017, primarily due to growth in Arizona, while related revenue grew 11.2%.
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross loans receivable improved from the first quarter of 2018 from 14.7% to 12.4%. For the three months ended June 30, 2018, delinquency rates of 17.4% and net charge offs of $9.0 million were consistent with the first quarter delinquency rates of 17.9% and net charge offs of $8.7 million. Net charge off rates for Secured Installment rose 282 basis points sequentially versus the first quarter of 2018. FPDs have improved an average of nearly 200 basis points, or 11.9%, versus the same periods last year. The lower required Allowance for loan losses and CSO guarantee liability as a percentage of gross combined loans receivable is largely due to FPD trends, origination mix and modest improvement in vintage cumulative loss development.

	2018			2017
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Secured Installment loans:
Revenue	$25,777	$26,856	$27,732	$26,407	$23,173
Provision for losses	7,650	6,640	10,051	6,512	4,955
Net revenue	$18,127	$20,216	$17,681	$19,895	$18,218
Net charge-offs	$9,003	$8,669	$10,802	$11,597	$6,481
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable(1)(2)	$87,434	$82,534	$92,817	$88,730	$80,077
Secured Installment Allowance for loan losses and CSO guarantee liability(3)	$10,812	$12,165	$14,194	$14,945	$20,030
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross combined loans receivable	12.4%	14.7%	15.3%	16.8%	25.0%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$15,246	$14,756	$16,554	$15,265	$12,630
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage(2)	17.4%	17.9%	17.8%	17.2%	15.8%
Secured Installment other information:
Originations(1)	$53,597	$34,750	$48,577	$52,526	$45,596
Secured Installment ratios:
Provision as a percentage of originations	14.3%	19.1%	20.7%	12.4%	10.9%
Provision as a percentage of gross combined loans receivable	8.7%	8.0%	10.8%	7.3%	6.2%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(2) Non-GAAP measure.
(3) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Open-End Loans
Open-End loan balances as of June 30, 2018 increased by $64.3 million, or 240.0%, compared to June 30, 2017 from year-over-year growth in Kansas and Tennessee of 26.9% and 20.6%, respectively, the third quarter 2017 launch of Open-End in Virginia, conversion of most of Alberta's Unsecured Installment loans to Open-End loans and the launch of Open-End loans in Ontario. Open-End adoption in Canada accelerated this quarter as related loan balances grew $34.3 million sequentially from the first quarter.

The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable declined year-over-year and sequentially, primarily due to geographic mix and seasoning of the U.S. portfolio. At June 30, 2018, Canadian Open-End gross loans receivable comprised 56.4% of the total, compared to none at the end of the prior year quarter. FPDs for the U.S. Open-End portfolio have improved an average of approximately 50 basis points, or 2%, versus the same periods a year ago primarily because of seasoning and scoring improvements in mature states, and are improving sequentially as the Virginia new market portfolio seasons.

	2018		2017
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Open-End loans:
Revenue	$27,222	$27,223	$21,154	$18,630	$15,805
Provision for losses	14,848	11,428	8,334	6,348	4,298
Net revenue	$12,374	$15,795	$12,820	$12,282	$11,507
Net charge-offs	$11,924	$10,972	$6,799	$5,991	$4,343
Open-End gross loan balances:
Open-End gross loans receivable	$91,033	$51,564	$47,949	$32,133	$26,771
Allowance for loan losses	$9,717	$6,846	$6,426	$4,880	$4,523
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	10.7%	13.3%	13.4%	15.2%	16.9%
Open-End ratios:
Provision as a percentage of gross loans receivable	16.3%	22.2%	17.4%	19.8%	16.1%

Single-Pay
Single-Pay revenue and loans receivable during the three months ended June 30, 2018 declined slightly year-over-year, primarily due to regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) and continued product shift from Single-Pay to Installment and Open-End loans in all countries compared to the three months ended June 30, 2017. Even with the aforementioned accelerated Open-End growth in Canada, Single-Pay balances in Canada only shrank sequentially by $1.4 million. Provision for losses and net charge-offs were consistent for the quarter and Single-Pay Allowance for loan losses as a percentage of gross loans receivable remained consistent sequentially.

	2018		2017
(dollars in thousands, unaudited)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Single-Pay loans:
Revenue	$61,602	$63,705	$70,868	$70,895	$63,241
Provision for losses	14,527	11,302	17,952	20,632	14,289
Net revenue	$47,075	$52,403	$52,916	$50,263	$48,952
Net charge-offs	$14,543	$12,698	$17,362	$20,515	$13,849
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$89,575	$87,075	$99,400	$94,476	$91,230
Single-Pay Allowance for loan losses	$4,372	$4,485	$5,915	$5,342	$5,313
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	4.9%	5.2%	6.0%	5.7%	5.8%

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands)	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Revenue	$248,983	$216,944	$32,039	14.8%	$510,741	$441,524	$69,217	15.7%
Provision for losses	91,986	65,446	26,540	40.6%	173,017	127,182	45,835	36.0%
Net revenue	156,997	151,498	5,499	3.6%	337,724	314,342	23,382	7.4%
Advertising costs	17,554	11,641	5,913	50.8%	27,310	19,329	7,981	41.3%
Non-advertising costs of providing services	59,031	57,855	1,176	2.0%	120,757	118,106	2,651	2.2%
Total cost of providing services	76,585	69,496	7,089	10.2%	148,067	137,435	10,632	7.7%
Gross margin	80,412	82,002	(1,590)	(1.9)%	189,657	176,907	12,750	7.2%

Operating (income) expense
Corporate, district and other	38,655	36,557	2,098	5.7%	79,109	69,550	9,559	13.7%
Interest expense	20,465	18,484	1,981	10.7%	42,814	41,850	964	2.3%
Loss on extinguishment of debt	—	—	—	#	11,683	12,458	(775)	(6.2)%
Total operating expense	59,120	55,041	4,079	7.4%	133,606	123,858	9,748	7.9%
Net income before income taxes	21,292	26,961	(5,669)	(21.0)%	56,051	53,049	3,002	5.7%
Provision for income taxes	5,317	10,619	(5,302)	(49.9)%	16,784	20,069	(3,285)	(16.4)%
Net income	$15,975	$16,342	$(367)	(2.2)%	$39,267	$32,980	$6,287	19.1%
# - Variance greater than 100% or not meaningful.

Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures

(in thousands, except per share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net Income	$15,975	$16,342	$(367)	(2.2)%	$39,267	$32,980	$6,287	19.1%
Adjustments:
Loss on extinguishment of debt(1)	—	—			11,683	12,458
Legal settlements(7)	—	1,950			—	1,950
Transaction-related costs(2)	—	146			—	2,400
Share-based cash and non-cash compensation(3)	2,181	1,180			4,023	1,306
Intangible asset amortization	655	590			1,331	1,173
Impact of tax law changes(6)	—	—			1,800	—
Cumulative tax effect of adjustments	(709)	(1,523)			(4,401)	(7,105)
Adjusted Net Income	$18,102	$18,685	$(583)	(3.1)%	$53,703	$45,162	$8,541	18.9%

Net income	$15,975	$16,342			$39,267	$32,980
Diluted Weighted Average Shares Outstanding(4)	47,996	38,987			47,757	38,983
Diluted Earnings per Share(4)	$0.33	$0.42	$(0.09)	(21.4)%	$0.82	$0.85	$(0.03)	(3.5)%
Per Share impact of adjustments to Net Income(4)	0.05	0.06			0.31	0.31
Adjusted Diluted earnings per share(4)	$0.38	$0.48	$(0.10)	(20.8)%	$1.13	$1.16	$(0.03)	(2.6)%

Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net income	$15,975	$16,342	$(367)	(2.2)%	$39,267	$32,980	$6,287	19.1%
Provision for income taxes	5,317	10,619	(5,302)	(49.9)%	16,784	20,069	(3,285)	(16.4)%
Interest expense	20,465	18,484	1,981	10.7%	42,814	41,850	964	2.3%
Depreciation and amortization	4,598	4,676	(78)	(1.7)%	9,259	9,330	(71)	(0.8)%
EBITDA	46,355	50,121	(3,766)	(7.5)%	108,124	104,229	3,895	3.7%
Loss on extinguishment of debt(1)	—	—			11,683	12,458
Legal settlements(7)	—	1,950			—	1,950
Transaction-related costs(2)	—	146			—	2,400
Share-based cash and non-cash compensation(3)	2,181	1,180			4,023	1,306
Other adjustments(5)	85	(201)			6	(515)
Adjusted EBITDA	$48,621	$53,196	$(4,575)	(8.6)%	$123,836	$121,828	$2,008	1.6%
Adjusted EBITDA Margin	19.5%	24.5%			24.2%	27.6%

(1)
For the six months ended June 30, 2018, the $11.7 million loss from the extinguishment of debt was due to the redemption of CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022. For the six months ended June 30, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate Holding Corp.'s ("CURO Intermediate") 10.75% Senior Secured Notes due 2018 and the 12.00% Senior Cash Pay Notes due 2017.

(2)
Transaction-related costs include professional fees paid in connection with potential transactions and the original issuance of $470.0 million of Senior Secured Notes due 2022 in the first quarter of 2017.

(3)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(4)	The share and per share information have been adjusted to give effect to the 36-to-1 split of the Company's common stock that occurred during the fourth quarter of 2017.
(5)
Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.

(6)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Due to subsequent guidance published in the first quarter of 2018, we booked an additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the 2017 Tax Act provided for a new Global Intangible Low-Taxed Income ("GILTI") tax starting in 2018 and we estimated and provided tax expense of $0.6 million as of June 30, 2018.

(7)
Legal settlement cost for the three and six months ended June 30, 2017 includes $2.0 million for the settlement of the Harrison, et al v. Principal Investment, Inc. et al. For more information, see Note 18 - "Contingent Liabilities" of the Notes to Consolidated Financial Statements included in the Company's Form 10-K filed with the SEC on March 13, 2018.

For the three months ended June 30, 2018 and 2017
Revenue and Net Revenue
Revenue increased $32.0 million, or 14.8%, to $249.0 million for the three months ended June 30, 2018 from $216.9 million for the three months ended June 30, 2017. U.S. revenue increased 16.1% on volume growth. Canadian revenue increased 7.9% as volume growth offset regulatory impacts on rates and product mix. U.K. revenue increased by 23.3%.
Provision for losses increased $26.5 million, or 40.6%, to $92.0 million for the three months ended June 30, 2018 from $65.4 million for the three months ended June 30, 2017. Refer to "--Segment Analysis" below for further explanations on the provision for losses.
Cost of Providing Services
The total cost of providing services increased $7.1 million, or 10.2%, to $76.6 million in the three months ended June 30, 2018, compared to $69.5 million in the three months ended June 30, 2017 primarily because of increased customer acquisition spend analyzed further in the segment discussions that follow.
Operating Expenses
Corporate, district and other expense increased $2.1 million, or 5.7% primarily related to increased headcount and $1.0 million of additional share-based compensation expense.
Provision for Income Taxes
The effective tax rate for the three months ended June 30, 2018 was 25.0% compared to 39.4% for the three months ended June 30, 2017. As a result of the 2017 Tax Act, the corporate income tax rate for the U.S. decreased from 35% to 21%, effective in 2018. No tax benefit is recognized for losses in the U.K.

For the six months ended June 30, 2018 and 2017
Revenue and Net Revenue
Revenue increased $69.2 million, or 15.7%, to $510.7 million for the six months ended June 30, 2018 from $441.5 million for the six months ended June 30, 2017. U.S. revenue increased 16.8% on volume growth. Canadian revenue increased 9.5% as volume growth offset regulatory impacts on rates and product mix. U.K. revenue increased by 24.4%.
Provision for losses increased $45.8 million, or 36.0%, to $173.0 million for the six months ended June 30, 2018 from $127.2 million for the six months ended June 30, 2017. Refer to “--Segment Analysis” below for further explanations on the provision for losses.
Cost of Providing Services
The total cost of providing services increased $10.6 million, or 7.7%, to $148.1 million in the six months ended June 30, 2018, compared to $137.4 million in the six months ended June 30, 2017 primarily because of higher customer acquisition spend.
Operating Expenses
Corporate, district and other expense increased $9.6 million, or 13.7% primarily due to $5.1 million in additional compensation expense related to increased collections activity, online customer support and technology headcount and $2.7 million of additional share-based compensation expense.
Provision for Income Taxes
The effective tax rate for the six months ended June 30, 2018 was 29.9% compared to 37.8% for the six months ended June 30, 2017. As a result of the 2017 Tax Act, the federal corporate income tax rate for the U.S. decreased from 35% to 21%, effective in 2018. The provision for income tax as of June 30, 2018 includes an additional accrual of $1.2 million for adjustments to estimates of the tax on prior years' foreign repatriation and an estimated GILTI tax of $0.6 million. The $1.2 million additional provision on prior years' foreign repatriation was the result of additional interpretative guidance from the IRS issued during the first quarter of 2018 while the GILTI provision is a new, continuous requirement under the 2017 Tax Act.

Segment Analysis

We report financial results for three reportable segments: the U.S., Canada and the U.K. Following is a recap of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$190,126	$163,764	$26,362	16.1%
Provision for losses	71,987	51,958	20,029	38.5%
Net revenue	118,139	111,806	6,333	5.7%
Advertising costs	12,409	7,897	4,512	57.1%
Non-advertising costs of providing services	41,682	40,790	892	2.2%
Total cost of providing services	54,091	48,687	5,404	11.1%
Gross margin	64,048	63,119	929	1.5%
Corporate, district and other	28,221	27,993	228	0.8%
Interest expense	20,465	18,423	2,042	11.1%
Total operating expense	48,686	46,416	2,270	4.9%
Segment operating income	15,362	16,703	(1,341)	(8.0)%
Interest expense	20,465	18,423	2,042	11.1%
Depreciation and amortization	3,379	3,393	(14)	(0.4)%
EBITDA	39,206	38,519	687	1.8%
Legal settlement cost	—	1,950	(1,950)
Other adjustments	(66)	(20)	(46)
Transaction related costs	—	146	(146)
Share-based cash and non-cash compensation	2,181	1,176	1,005
Adjusted EBITDA	$41,321	$41,771	$(450)	(1.1)%

U.S. Segment Results - For the three months ended June 30, 2018 and 2017
Second quarter U.S. revenues increased by $26.4 million or 16.1% to $190.1 million.

U.S revenue growth was driven by a $64.2 million, or 21.1%, increase in gross combined loans receivable to $367.7 million at June 30, 2018 compared to $303.6 million at June 30, 2017. We experienced volume growth primarily from Unsecured Installment receivables, which increased year-over-year $44.0 million, or 27.6%. Secured Installment receivables increased from the prior year period by $7.4 million or 9.2%, and Open-End receivables increased $12.9 million, or 48.3% compared to the prior year period. Open-End growth was driven by year-over-year expansion in Kansas and Tennessee of 26.9% and 20.6%, respectively, and the 2017 third quarter launch of Open-End in Virginia.
The increase of $20.0 million, or 38.5%, in provision for losses was primarily driven by the increase in combined loans receivable and the aforementioned 2017 Q1 Loss Recognition Change.
U.S. cost of providing services for the three months ended June 30, 2018 were $54.1 million, an increase of $5.4 million, or 11.1% compared to $48.7 million for the three months ended June 30, 2017, primarily due to $4.5 million, or 57.1%, higher advertising costs. Advertising for the U.S. online channel comprised $3.4 million of the year-over-year increase, $2.6 million of which related to our new Avio installment loans. U.S. store advertising rose 22.2% year-over-year. Advertising as a percentage of revenue was 6.5% and in the range we expected given the ramping of Avio and mix shift to online.
Corporate, district and other operating expenses remained consistent with the same period in the prior year. Interest expense increased $2.0 million, resulting from interest on the additional 12.00% Senior Secured Notes issued in November 2017.

U.S. Segment Results	Six Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$394,719	$338,086	$56,633	16.8%
Provision for losses	136,320	101,152	35,168	34.8%
Net revenue	258,399	236,934	21,465	9.1%
Advertising costs	17,568	12,591	4,977	39.5%
Non-advertising costs of providing services	85,439	84,091	1,348	1.6%
Total cost of providing services	103,007	96,682	6,325	6.5%
Gross margin	155,392	140,252	15,140	10.8%
Corporate, district and other	58,753	53,042	5,711	10.8%
Interest expense	42,762	41,768	994	2.4%
Gain on extinguishment of debt	11,683	12,458	(775)	(6.2)%
Total operating expense	113,198	107,268	5,930	5.5%
Segment operating income	42,194	32,984	9,210	27.9%
Interest expense	42,762	41,768	994	2.4%
Depreciation and amortization	6,786	6,753	33	0.5%
EBITDA	91,742	81,505	10,237	12.6%
Gain on extinguishment of debt	11,683	12,458	(775)
Legal settlement cost	—	1,950	(1,950)
Other adjustments	(125)	(14)	(111)
Transaction related costs	—	2,400	(2,400)
Share-based cash and non-cash compensation	4,023	1,302	2,721
Adjusted EBITDA	$107,323	$99,601	$7,722	7.8%

U.S. Segment Results - For the six months ended June 30, 2018 and 2017
U.S. revenues increased by $56.6 million, or 16.8%, to $394.7 million for the six months ended June 30, 2018.
U.S revenue growth was driven by a $64.2 million, or 21.1%, increase in gross combined loans receivable to $367.7 million at June 30, 2018 compared to $303.6 million in the prior year period. We experienced volume growth primarily from Unsecured Installment receivables, which increased year-over-year $44.0 million, or 27.6%. Secured Installment receivables increased from the prior year period by $7.4 million, or 9.2%, and Open-End receivables increased $12.9 million, or 48.3%, compared to the prior year period. Open-End growth was driven by year-over-year expansion in Kansas and Tennessee of 26.9% and 20.6%, respectively, and the 2017 third quarter launch of Open-End in Virginia.
The increase of $35.2 million, or 34.8%, in provision for losses was primarily driven by the increase in combined loans receivable as previously discussed.
U.S. cost of providing services were $103.0 million, an increase of $6.3 million, or 6.5%, compared to $96.7 million for the six months ended June 30, 2017. The increase is primarily due to $5.0 million, or 39.5%, higher advertising costs.

The $5.7 million increase of corporate, district and other operating expenses includes $4.0 million of additional compensation expense, primarily due to increased collections, online customer support and technology headcount and $2.7 million of additional share-based compensation expense.

Canada Segment Results	Three Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$47,043	$43,595	$3,448	7.9%
Provision for losses	14,360	10,300	4,060	39.4%
Net revenue	32,683	33,295	(612)	(1.8)%
Advertising costs	2,704	2,264	440	19.4%
Non-advertising costs of providing services	16,679	15,069	1,610	10.7%
Total cost of providing services	19,383	17,333	2,050	11.8%
Gross margin	13,300	15,962	(2,662)	(16.7)%
Corporate, district and other	4,759	4,372	387	8.9%
Interest expense	7	53	(46)	(86.8)%
Total operating expense	4,766	4,425	341	7.7%
Segment operating income	8,534	11,537	(3,003)	(26.0)%
Interest expense	7	53	(46)	(86.8)%
Depreciation and amortization	1,091	1,100	(9)	(0.8)%
EBITDA	9,632	12,690	(3,058)	(24.1)%
Other adjustments	157	(158)	315
Adjusted EBITDA	$9,789	$12,532	$(2,743)	(21.9)%

Canada Segment Results - For the three months ended June 30, 2018 and 2017
Canada revenue improved $3.4 million, or 7.9%, to $47.0 million for the three months ended June 30, 2018 from $43.6 million in the prior year period. On a constant currency basis, revenue was up $1.6 million, or 3.6%. Revenue growth in Canada was impacted by the product transition from Single-Pay loans to Unsecured Installment and Open-End loans and the impact of regulatory rate changes in Alberta, Ontario and British Columbia.
Single-Pay revenue decreased $1.6 million, or 4.6%, to $33.3 million for the three months ended June 30, 2018 and Single-Pay ending receivables decreased $1.1 million, or 2.2%, to $47.3 million from $48.4 million in the prior year period due to mix shift in Ontario where we launched Open-End loans in the fourth quarter of 2017.
Canadian non-Single-Pay revenue increased $5.0 million, or 58.4%, to $13.7 million compared to $8.6 million the same quarter a year ago on $31.9 million, or 74.5%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017.
The provision for losses increased $4.1 million, or 39.4%, to $14.4 million for the three months ended June 30, 2018 compared to $10.3 million in the prior year period, because of upfront provisioning on relative loan volumes (total Open-End and Installment loans grew sequentially by $20.9 million this second quarter compared to $10.9 million in the second quarter of 2017), and mix shift from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, provision for losses increased $3.5 million, or 33.7%.
The cost of providing services in Canada increased $2.1 million, or 11.8%, to $19.4 million for the three months ended June 30, 2018, compared to $17.3 million in the prior year period. Advertising rose 19.4% due to increased spend for online and stores to support the ramp up of our LendDirect brand. The increase in non-advertising cost of providing services was due primarily to an increase in salary expense and occupancy expense from higher store counts. We have opened seven LendDirect stores since the second quarter of 2017. On a constant currency basis, cost of providing services increased $1.3 million, or 7.3%.
Canada operating expenses remained relatively flat to the same period in the prior year. Total operating expense increased to $4.8 million in the three months ended June 30, 2018, from $4.4 million in the prior year period.

Canada Segment Results	Six Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$93,293	$85,161	$8,132	9.5%
Provision for losses	26,910	20,528	6,382	31.1%
Net revenue	66,383	64,633	1,750	2.7%
Advertising costs	5,430	4,045	1,385	34.2%
Non-advertising costs of providing services	33,151	30,326	2,825	9.3%
Total cost of providing services	38,581	34,371	4,210	12.2%
Gross margin	27,802	30,262	(2,460)	(8.1)%
Corporate, district and other	9,656	7,747	1,909	24.6%
Interest expense	64	82	(18)	(22.0)%
Total operating expense	9,720	7,829	1,891	24.2%
Segment operating income	18,082	22,433	(4,351)	(19.4)%
Interest expense	64	82	(18)	(22.0)%
Depreciation and amortization	2,219	2,219	—	—%
EBITDA	20,365	24,734	(4,369)	(17.7)%
Other adjustments	173	(472)	645
Adjusted EBITDA	$20,538	$24,262	$(3,724)	(15.3)%

Canada Segment Results - For the six months ended June 30, 2018 and 2017
Canada revenue improved $8.1 million, or 9.5%, to $93.3 million for the six months ended June 30, 2018 from $85.2 million in the prior year period. On a constant currency basis, revenue was up $4.2 million, or 4.9%. Revenue growth in Canada was impacted by the product transition from Single-Pay loans to Unsecured Installment and Open-End loans and the impact of regulatory rate changes in Alberta, Ontario and British Columbia.
Single-Pay revenue decreased $1.5 million, or 2.2%, to $67.6 million for the six months ended June 30, 2018 on related Single-Pay ending receivables decrease of $1.1 million, or 2.2%, to $47.3 million from $48.4 million in the prior year period due to mix shift in Ontario where we launched Open-End loans in the fourth quarter of 2017.
Canadian non-Single-Pay revenue increased $9.6 million, or 60.0%, to $25.7 million compared to $16.0 million the same period a year ago on $31.9 million, or 74.5%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017.
The provision for losses increased $6.4 million, or 31.1%, to $26.9 million for the six months ended June 30, 2018 compared to $20.5 million in the prior year period, because of relative loan volumes and mix shift from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, provision for losses increased $5.3 million, or 25.6%.
The cost of providing services in Canada increased $4.2 million, or 12.2%, to $38.6 million for the six months ended June 30, 2018, compared to $34.4 million in the prior year period. The increase was due primarily to $1.4 million, or 34.2%, higher advertising costs compared to the prior year period and an increase in occupancy expense from higher store counts. We have opened seven LendDirect stores since the second quarter of 2017. On a constant currency basis, cost of providing services increased $2.6 million, or 7.5%.
Operating expenses increased $1.9 million, or 24.2%, to $9.7 million in the six months ended June 30, 2018, from $7.8 million in the prior year period, due to increased collections and customer support payroll expenses from seasonality, increased volumes, expansion of the LendDirect business and product shifts from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, operating expenses increased $1.5 million, or 19.0%.

U.K. Segment Results	Three Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$11,814	$9,585	$2,229	23.3%
Provision for losses	5,639	3,188	2,451	76.9%
Net revenue	6,175	6,397	(222)	(3.5)%
Advertising costs	2,441	1,479	962	65.0%
Non-advertising costs of providing services	670	1,997	(1,327)	(66.4)%
Total cost of providing services	3,111	3,476	(365)	(10.5)%
Gross margin	3,064	2,921	143	4.9%
Corporate, district and other	5,675	4,192	1,483	35.4%
Interest (income) expense	(7)	9	16	#
Total operating expense	5,668	4,201	1,467	34.9%
Segment operating loss	(2,604)	(1,280)	(1,324)	(103.4)%
Interest (income) expense	(7)	9	16	#
Depreciation and amortization	128	182	(54)	(29.7)%
EBITDA	(2,483)	(1,089)	(1,394)	(128.0)%
Other adjustments	(6)	(12)	6
Adjusted EBITDA	$(2,489)	$(1,101)	$(1,388)	(126.1)%
# - Variance greater than 100% or not meaningful

U.K. Segment Results - For the three months ended June 30, 2018 and 2017
U.K. revenue improved $2.2 million, or 23.3%, to $11.8 million for the three months ended June 30, 2018 from $9.6 million in the prior year period. On a constant currency basis, revenue was up $1.5 million, or 16.0%. Provision for losses increased $2.5 million, and on a constant currency basis, increased $2.1 million, or 66.0%, due to upfront provisioning on volume growth and the high percentage of new customers in the origination mix. Installment loans in the U.K. grew sequentially by $3.7 million in the second quarter compared to $1.9 million in the second quarter of 2017.
The cost of providing services in the U.K. decreased $0.4 million, or 10.5%, for the three months ended June 30, 2018 compared to prior year period due to reduction in costs related to the completion of store closures in the third quarter of 2017, partially offset by higher customer acquisition spend. On a constant currency basis, the cost of providing services decreased $0.6 million, or 16.4%.
Corporate, district and other expenses increased $1.5 million, or 35.4%, to $5.7 million for the three months ended June 30, 2018 compared to the prior year period. This increase includes costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. The cost in the second quarter of 2018 to administer the complaint resolution process and the direct customer redress paid or accrued totaled $1.4 million, an increase of $0.9 million compared to the prior year period. On a constant currency basis, corporate, district and other expenses increased $1.2 million, or 27.6%.

U.K. Segment Results	Six Months Ended June 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$22,729	$18,277	$4,452	24.4%
Provision for losses	9,787	5,502	4,285	77.9%
Net revenue	12,942	12,775	167	1.3%
Advertising costs	4,312	2,692	1,620	60.2%
Non-advertising costs of providing services	2,167	3,689	(1,522)	(41.3)%
Total cost of providing services	6,479	6,381	98	1.5%
Gross margin	6,463	6,394	69	1.1%
Corporate, district and other	10,700	8,761	1,939	22.1%
Interest (income) expense	(12)	1	13	#
Total operating expense	10,688	8,762	1,926	22.0%
Segment operating loss	(4,225)	(2,368)	(1,857)	78.4%
Interest income	(12)	1	13	#
Depreciation and amortization	254	357	(103)	(28.9)%
EBITDA	(3,983)	(2,010)	(1,973)	98.2%
Other adjustments	(42)	(18)	(24)
Adjusted EBITDA	$(4,025)	$(2,028)	$(1,997)	98.5%
# - Variance greater than 100% or not meaningful

U.K. Segment Results - For the six months ended June 30, 2018 and 2017
U.K. revenue improved $4.5 million, or 24.4%, to $22.7 million for the six months ended June 30, 2018 from $18.3 million in the prior year period. On a constant currency basis, revenue was up $2.5 million, or 13.9%. Provision for losses increased $4.3 million, and, on a constant currency basis, increased $3.5 million, or 62.9%, due to volume growth.
The cost of providing services in the U.K. increased $0.1 million, or 1.5%, for the six months ended June 30, 2018 compared to prior year period due to higher customer acquisition spend offset by a lower cost basis upon completion of store closures in the third quarter of 2017. On a constant currency basis, the cost of providing services decreased $0.5 million, or 7.4%.
Corporate, district and other expenses increased $1.9 million, or 22.1%, to $10.7 million for the six months ended June 30, 2018 compared to the prior year period. This increase includes costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. The cost in the six months ended June 30, 2018 to administer the complaint resolution process and the direct customer redress paid or accrued totaled $2.9 million, an increase of $2.0 million compared to the prior year period. On a constant currency basis, corporate, district and other expenses increased $1.0 million, or 12.0%.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$115,105	$162,374
Restricted cash (includes restricted cash of consolidated VIEs of $12,268 and $6,871 as of June 30, 2018 and December 31, 2017, respectively)	12,448	12,117
Gross loans receivable (includes loans of consolidated VIEs of $186,492 and $213,846 as of June 30, 2018 and December 31, 2017, respectively)	444,627	432,837
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $36,619 and $46,140 as of June 30, 2018 and December 31, 2017, respectively)	(59,754)	(69,568)
Loans receivable, net	384,873	363,269
Deferred income taxes	3,697	772
Income taxes receivable	623	3,455
Prepaid expenses and other	36,297	42,512
Property and equipment, net	80,420	87,086
Goodwill	143,753	145,607
Other intangibles, net of accumulated amortization of $42,540 and $41,156 as of June 30, 2018 and December 31, 2017, respectively	30,825	32,769
Other	12,809	9,770
Total Assets	$820,850	$859,731
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$53,557	$55,792
Deferred revenue	10,548	11,984
Income taxes payable	5,475	4,120
Accrued interest (includes accrued interest of consolidated VIEs of $1,263 and $1,266 as of June 30, 2018 and December 31, 2017, respectively)	22,175	25,467
Credit services organization guarantee liability	11,619	17,795
Deferred rent	11,481	11,577
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $115,071 and $3,920 as of June 30, 2018 and $124,590 and $4,188 as of December 31, 2017, respectively)	626,833	706,225
Subordinated shareholder debt	2,278	2,381
Other long-term liabilities	6,589	5,768
Deferred tax liabilities	17,446	11,486
Total Liabilities	$768,001	$852,595
Stockholders' Equity
Preferred stock - $0.001 par value; 25,000,000 shares authorized; no shares were issued at either period end	$—	$—
Common stock - $0.001 par value; 225,000,000 shares authorized; 45,770,551 and 44,561,419 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	9	8
Paid-in capital	62,573	46,079
Retained earnings	43,254	3,988
Accumulated other comprehensive loss	(52,987)	(42,939)
Total Stockholders' Equity	$52,849	$7,136
Total Liabilities and Stockholders' Equity	$820,850	$859,731

Balance Sheet Changes - June 30, 2018 compared to December 31, 2017
Cash - Cash decreased from December 31, 2017 primarily due to cash used in the redemption of the 12.00% Senior Secured Notes held by CFTC, a wholly-owned subsidiary of the Company. CFTC redeemed $77.5 million of the 12.00% Senior Secured Notes at a price equal to 112.00% of the principal amount plus accrued and unpaid interest to the date of redemption. Following the redemption, $527.5 million of the original outstanding principal amount of the Senior Secured Notes remain outstanding. The redemption was conducted pursuant to the indenture governing the Senior Secured Notes, dated as of February 15, 2017, by and among CFTC, the guarantors party thereto and TMI Trust Company, as trustee and collateral agent. The decrease in cash was offset by the 1.0 million shares exercised by the underwriters on January 5, 2018 at $14 per share in connection with our initial public offering in December 2017. The exercise of this option provided additional net proceeds of $13.1 million.
Gross Loans Receivable and Allowance for Loan Losses - As previously explained in " -- Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to organic growth in Installment loans and product mix shift to Installment and Open-End loans (primarily in Canada).
Prepaid Expenses and Other - Prepaid expenses include CSO loans made by third party lenders and are excluded from the Gross Loans Receivable on the Balance Sheet. Changes in prepaid expenses from December 31, 2017 were due to seasonality resulting from higher customer demand and loan origination volumes during the fourth quarter of 2017 that were concentrated on Installment loans Guaranteed by the Company. For more information about CSO loans, see Note 8, "Credit Services Organization" of the Notes to Consolidated Financial Statements included in the Company's Form 10-K filed with the SEC on March 13, 2018.
Other Assets - Other assets increased because of a $2.2 million increase in the cash surrender value of life insurance used to fund our non-qualified deferred compensation plan and an additional $1.0 million investment we made in Cognical Holdings, Inc. in March 2018 that increased our equity ownership from 9.4% to 10.4%. Cognical Holdings, Inc. operates as a business under www.zibby.com and facilitates the purchase of household items by underbanked consumers.
Long-term debt (including current maturities) and Accrued Interest - Changes from year-end 2017 are due to the redemption of the 12.00% Senior Secured Notes as previously discussed. For more information about the Company's long term debt, see Note 11, “Long-Term Debt” of the Notes to Consolidated Financial Statements included in Company's Form 10-K filed with the SEC on March 13, 2018.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Tuesday, July 31, 2018. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until August 7, 2018, at 11:59 p.m. Eastern Time. An archived version of the webcast will be available on the CURO Investor Relations website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10122165.
Final Results
The financial results discussed herein are presented on a preliminary basis; final data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2018.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our fiscal 2018 outlook. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•	Adjusted Net Income (Net Income minus certain non-cash and other adjusting items)

•	Adjusted Earnings per share (Earnings per share minus the per share impacts of certain non-cash and other adjusting items)

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, we believe that the adjustments shown below are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the GAAP consolidated financial statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Rather, these measures should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for, or superior to, U.S. GAAP results. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provide investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted

EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President & Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)